Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Saifun Semiconductors Ltd. 1997 Share Option Plan, Saifun Semiconductors Ltd. 2001 Share Option Plan, and Saifun Semiconductors Ltd. 2003 Share Option Plan of our reports dated February 27, 2008, with respect to the consolidated financial statements of Spansion Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2007, and the effectiveness of internal control over financial reporting of Spansion Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 27, 2008